Exhibit 21

MasTec, Inc.
AFFILIATED ENTITIES
December 31, 2012
NORTH AMERICA

EC Source Services, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec Network Solutions f/k/a Nsoro MasTec, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec North America, Inc. (FL)	(100% owned by MasTec, Inc.)

Precision Acquisition, LLC (WI)	(100% owned by MasTec, Inc.)

Precision Pipeline LLC (WI)	(100% owned by Precision Acquisition, LLC)

Pumpco, Inc. (TX)	(100% owned by MasTec North America, Inc.)

Wanzek Construction, Inc. (ND)	(100% owned by MasTec North America, Inc.)